PFF BANCORP, INC. MAINTAINS UPWARD
EARNINGS PER SHARE MOMENTUM THROUGH STRATEGIC
TRANSITION TO HIGHER MARGIN BUSINESS MODEL

Pomona, Calif. -- April 17, 2003 -- PFF Bancorp Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank"), today reported record earnings per diluted share (EPS) of $2.83 for fiscal 2003 compared to $2.74 for fiscal 2002. Net earnings were $35.4 million for both the years ended March 31, 2002 and 2003.

Reflecting the Company's successful transition to a higher margin business model, net interest spread increased eight basis points between fiscal 2002 and 2003 to 3.59 percent. Average cost of interest-bearing liabilities decreased 127 basis points and average yield on interest-earning assets decreased 119 basis points.

Strong growth in passbook, money market, NOW and other demand accounts ("core deposits") is continuing to create a fundamental improvement in the Company's funding cost structure. At the same time, continued growth in construction, commercial business, commercial real estate, and consumer loans (the "Four-Cs") is mitigating some of the downward pressure on asset yields created by low rates and high portfolio turnover. These positive core deposit and Four-Cs fundamentals drove net interest spread upward by 16 basis points during the quarter ended March 31, 2003, as a 32 basis point decrease in average cost of interest-bearing liabilities outpaced a 16 basis point decrease in average yield on interest-earning assets.

Core deposits increased $319.3 million during fiscal 2003 to $1.40 billion or 60 percent of total deposits at March 31, 2003, compared to $1.08 billion or 50 percent of total deposits at March 31, 2002. In addition to the funding cost advantage to core deposits, the increased relationship nature of core deposit customers is of tremendous strategic value to the Company. The scheduled opening of a new retail banking branch in Yucaipa, California this summer, following the opening of two branches during fiscal 2003, demonstrates the Company's commitment to continuing to build this value.

The Four-Cs increased $203.0 million during fiscal 2003 to $1.25 billion or 46 percent of loans receivable, net as of March 31, 2003, compared to $1.05 billion or 42 percent of loans receivable, net as of March 31, 2002. The Company's continuing emphasis on the Four-Cs is evidenced by the recently announced opening of a construction and commercial real estate regional lending office in Sacramento, California on April 1, 2003. Larry M. Rinehart, President and CEO commented: "The opening of our Sacramento loan office enables us to better serve a region of the state in which we have had a presence for several years. The Sacramento region exhibits many of the positive characteristics found in our Inland Empire market including rapidly growing population and employment bases, affordable housing prices and an abundant supply of developable land."

The low rate environment produced a significant increase in total loan principal paydowns, which totaled $1.87 billion for fiscal 2003 compared to $1.57 billion for fiscal 2002. Total loan originations and purchases for fiscal 2003 were $1.87 billion and $340.2 million, respectively, compared to $1.43 billion and $415.3 million, respectively, for fiscal 2002. A very slight decrease in the percentage of total originations comprised by the Four-Cs, from 83 percent for fiscal 2002 to 82 percent for fiscal 2003, reflects the significant increase in turnover in the single-family residential mortgage portfolio rather than any reduction in the Company's emphasis on the Four-Cs.

Fiscal 2003 paydowns on the Company's portfolio of collateralized mortgage obligations (CMOs) totaled $47.6 million (76% of the beginning of the year balance) resulting in CMO premium amortization of $1.4 million compared to $181,000 during fiscal 2002. Premium amortization reduced fiscal 2003 average yield on interest-earning assets and net interest spread by five basis points, compared to one basis point for fiscal 2002. As of March 31, 2003, total unamortized premium on CMOs is $367,000.

Non-accrual loans were $18.6 million or 0.59 percent of gross loans at March 31, 2003, compared to $17.6 million or 0.57 percent of gross loans at December 31, 2002 and $4.5 million or 0.16 percent of gross loans at March 31, 2002. At March 31, 2003, the allowance for loan losses was $31.1 million or 0.99 percent of gross loans and 168 percent of non-accrual loans compared to $31.4 million or 1.11 percent of gross loans and 698 percent of non-accrual loans at March 31, 2002. The Company recorded a provision for credit losses of $1.8 million for the quarter ended March 31, 2003, bringing the total provision for the fiscal year to $4.8 million compared to $5.0 million for fiscal 2002.

Several significant developments during the quarter ended March 31, 2003 with respect to credit quality that were taken into account in arriving at the $1.8 million provision for the quarter were as follows:

A $11.4 million commercial business loan to a business equipment leasing company which had been classified under the Company's internal grading system as "substandard" since March 2002, was upgraded to "special mention" based upon improvement in the financial condition of the leasing company. At no time has there been any interruption in the contractual payments on this loan.

The Company classified as "substandard" its participating interests in two commercial aircraft leases totaling $3.2 million. The $3.2 million is comprised of a $1.6 million (9%) interest in a lease secured by a 737 aircraft operated by a major international carrier and a $1.6 million (7%) interest in a lease secured by a 757 aircraft operated by a charter airline. Both leases are current as of March 31, 2003. However, both carriers have indicated that upon maturity in May 2003, they do not intend to renew the leases. The Company has no other exposure to aircraft leasing.

Developments during the quarter with respect to the inventory securing the $2.7 million commercial business loan to a chain of jewelry stores, that was discussed in our earnings release and Form 10-Q for the quarter ended December 31, 2002, have cast additional doubt on the Company's ability to recover its full investment in this loan.

Non-interest income was $19.9 million for fiscal 2003 compared to $17.0 million for fiscal 2002. Reflecting the Bank's success in increasing core deposits, deposit and related fees rose 12 percent from $9.4 million for fiscal 2002 to $10.6 million for the current fiscal year. The Company recorded a gain of $1.3 million during the quarter ended March 31, 2003, from the sale of $35.1 million of higher coupon mortgage-backed and other securities.

General and administrative (G&A) expense was $67.5 million for fiscal 2003 compared to $62.1 million for fiscal 2002. Fifty-six percent of the $5.3 million increase in G&A expense was in compensation and benefits costs, reflecting the Bank's addition of two new branches, the formation of Glencrest Investment Advisors, Inc. and increases in staffing and support associated with the increasing labor intensity of the Four-Cs and core deposit portfolios. The increase in marketing and professional services reflects increased expenditures associated with the Bank's focus on the growing Hispanic community.

Demonstrating the Company's continuing shareholder focus, the Company increased its quarterly cash dividend per share to $0.10 from $0.08 effective with the quarterly dividend paid on December 27, 2002, to shareholders of record December 13, 2002. During fiscal 2003, the Company repurchased 1,813,200 shares of its common stock at a weighted average price of $33.15 per share. There are presently 581,700 shares remaining under the 600,000 share repurchase authorization announced on March 26, 2003. As of March 31, 2003, the Company has 11,769,788 shares of common stock outstanding.

Commenting on the outlook for the fiscal year ending March 31, 2004, Rinehart stated, "Assuming a continuation of the current low interest rate environment, we expect to achieve a ten percent increase in earning assets during fiscal 2004. Continued growth in core deposits and the Four-Cs should enable us to achieve a stable net interest spread during the first half of fiscal 2004 with slight spread compression possible during the second half of the fiscal year. We do not see any further erosion of our asset quality on the horizon. The growth in core deposits along with an increase in assets under management by our trust department and Glencrest Investment Advisors, Inc., is expected to generate ten percent growth in recurring fee income. With the expansion of our branch network, Hispanic banking initiatives and increases to staffing in the key lending areas, we expect G&A expense to also increase approximately ten percent during fiscal 2004. While our increased balance sheet growth will reduce our appetite for share repurchases, we are committed to continuing a prudent level of buy backs as a means of enhancing the shareholder value that we are building through our retail banking operations. Based upon these factors, we expect EPS for fiscal 2004 to be in the vicinity of $3.15."

At March 31, 2003, the Company was conducting business through 26 full service banking branches, three trust and investment advisory offices, a Southern California regional loan center and a loan origination office in Northern California.

The Company will host a conference call at 8:30 A.M. PDT on Monday April 21, 2003, to discuss its financial results. The conference call can be accessed by dialing 800-340-5258 and referencing conference I.D. #9233225. An audio replay of this conference call will be available through April 30, 2003, by dialing 800-642-1687 and referencing the conference I.D. above. The call is being webcast through the Company's Investor Relations website at http://www.pffbank.com Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding our strategic objectives. These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which we conduct our business, regulatory actions or changes and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2002.

Contact: Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue Pomona, CA 91766, (909) 623-2323.

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	March 31,
	2003	2002

ASSETS
Cash and cash equivalents	$ 50,323	$ 105,965
Loans held for sale at lower of cost or fair value	3,327	106
Investment securities held-to-maturity (estimated fair value of
$5,951 at March 31, 2003, and $703 at March 31, 2002)	5,753	703
Investment securities available-for-sale, at fair value	94,094	93,820
Mortgage-backed securities available-for-sale, at fair value	215,266	196,580
Collateralized mortgage obligations available-for-sale, at fair value	15,200	62,778
Trading securities, at fair value	-	2,334
Loans receivable, net	2,688,950	2,494,667
Federal Home Loan Bank (FHLB) stock, at cost	26,610	35,133
Accrued interest receivable	14,162	15,653
Real estate acquired through foreclosure, net	75	507
Property and equipment, net	23,325	21,575
Prepaid expenses and other assets	16,939	13,111
Total assets	$ 3,154,024	$ 3,042,932

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,326,108	$ 2,168,964
FHLB advances	485,385	558,000
Accrued expenses and other liabilities	69,399	31,891
Total liabilities	2,880,892	2,758,855
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000
shares; none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000
shares; issued 20,936,554 and 20,412,351; outstanding
11,769,788 and 13,058,784 at March 31, 2003,
and March 31, 2002, respectively	208	203
Additional paid-in-capital	131,770	135,540
Retained earnings, substantially restricted	150,282	161,123
Unearned stock-based compensation	(3,996)	(5,750)
Treasury stock (9,166,767 and 7,353,567 at March 31, 2003,
and March 31, 2002, respectively)	(92)	(73)
Accumulated other comprehensive losses	(5,040)	(6,966)
Total stockholders' equity	273,132	284,077
Total liabilities and stockholders' equity	$ 3,154,024	$ 3,042,932

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Interest income:
Interest on loans receivable	$ 41,989	$ 44,606	$ 169,954	$ 188,131
Mortgage-backed securities	1,795	3,154	8,203	15,610
Collateralized mortgage obligations	(597)	501	92	3,214
Investment securities and deposits	1,422	2,024	7,127	8,776
Total interest income	44,609	50,285	185,376	215,731
Interest expense:
Interest on deposits	11,280	15,685	52,791	76,015
Interest on borrowings	3,916	5,852	19,456	28,609
Total interest expense	15,196	21,537	72,247	104,624
Net interest income	29,413	28,748	113,129	111,107
Provision for credit losses	1,840	1,250	4,840	5,000
Net interest income after provision for loan losses	27,573	27,498	108,289	106,107

Non-interest income:
Deposit and related fees	2,656	2,363	10,561	9,427
Loan and servicing fees	1,291	1,404	5,262	4,972
Trust fees	521	500	2,142	2,086
Gain on sale of loans, net	387	76	559	51
Gain on sale of securities, net	1,323	-	1,343	25
Gain (loss) on trading securities, net	(53)	(28)	(575)	(107)
Other non-interest income	59	61	606	589
Total non-interest income	6,184	4,376	19,898	17,043

Non-interest expense:
General and administrative:
Compensation and benefits	9,453	9,369	37,323	34,319
Occupancy and equipment	3,214	3,098	12,158	11,905
Marketing and professional services	2,123	1,826	7,787	6,969
Other non-interest expense	2,727	2,325	10,198	8,934
Total general and administrative	17,517	16,618	67,466	62,127
Foreclosed real estate operations, net	(68)	(66)	(190)	(102)
Total non-interest expense	17,449	16,552	67,276	62,025
Earnings before income taxes	16,308	15,322	60,911	61,125
Income taxes	6,893	6,503	25,489	25,761
Net earnings	$ 9,415	$ 8,819	$ 35,422	$ 35,364

Basic earnings per share	$ 0.82	$ 0.70	$ 2.94	$ 2.84
Weighted average shares outstanding for basic
earnings per share calculation	11,430,525	12,523,402	12,048,609	12,455,711

Diluted earnings per share	$ 0.79	$ 0.68	$ 2.83	$ 2.74
Weighted average shares outstanding for diluted
earnings per share calculation	11,900,906	12,984,955	12,524,255	12,919,745

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2003	2002	2003	2002
Performance Ratios
Return on average assets (1)	1.21%	1.17%	1.16%	1.19%
Return on average stockholders' equity (1)	13.70%	12.32%	12.39%	12.80%
General and administrative expense to average assets (1)	2.26%	2.20%	2.22%	2.09%
Efficiency ratio (3)	49.21%	50.17%	50.72%	48.48%
Average interest-earning assets to average interest-
bearing liabilities	108.66%	109.31%	109.16%	108.91%

Yields and Costs
Net interest spread	3.75%	3.59%	3.59%	3.51%
Effective interest spread (1) (2)	3.92%	3.90%	3.81%	3.83%
Average yield on interest-earning assets	5.98%	6.83%	6.25%	7.44%
Average cost of interest-bearing liabilities	2.23%	3.24%	2.66%	3.93%
Average yield on loans receivable, net	6.34%	7.26%	6.60%	7.86%
Average yield on securities	3.14%	5.16%	4.16%	5.81%
Average cost of core deposits	1.30%	1.92%	1.63%	2.08%
Average cost of C.D.'s	3.00%	3.96%	3.29%	4.90%
Average cost of total deposits	1.99%	3.00%	2.35%	3.69%
Average cost of FHLB advances	3.47%	4.14%	4.16%	4.77%

Asset Quality
Net charge-offs	$ 276	$ 3,132	$ 5,078	$ 4,663
Net charge-offs to average loans receivable, net (1)	0.04%	0.51%	0.20%	0.19%

Average Balances
Average total assets	$ 3,104,665	$ 3,019,468	$ 3,041,872	$ 2,976,451
Average interest-earning assets	$ 2,999,434	$ 2,945,274	$ 2,965,629	$ 2,898,909
Average interest-bearing liabilities	$ 2,760,416	$ 2,694,501	$ 2,716,835	$ 2,661,837
Average loans receivable, net	$ 2,658,374	$ 2,457,989	$ 2,573,543	$ 2,393,264
Average securities	$ 273,316	$ 372,133	$ 314,677	$ 414,102
Average core deposits	$ 1,378,330	$ 1,003,580	$ 1,273,874	$ 888,839
Average C.D.'s	$ 924,432	$ 1,117,680	$ 974,851	$ 1,173,249
Average total deposits	$ 2,302,762	$ 2,121,260	$ 2,248,725	$ 2,062,088
Average FHLB advances	$ 457,654	$ 573,241	$ 468,110	$ 599,749
Average stockholders' equity	$ 274,848	$ 286,269	$ 285,847	$ 276,339

Loan Activity
Loan originations	$ 474,847	$ 367,192	$ 1,872,746	$ 1,433,821
Loan purchases	$ 80,352	$ 133,135	$ 340,169	$ 415,287
Loan principal repayments	$ 498,318	$ 456,360	$ 1,869,196	$ 1,573,443

(1) Computed on an annualized basis.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total general and administrative expense divided by net interest income plus core non-interest income.

	As of	As of
	March 31,	March 31,
	2003	2002
Asset Quality
Non-accrual loans	$ 18,572	$ 4,494
Non-accrual loans to gross loans	0.59%	0.16%
Non-performing assets to total assets (1)	0.59%	0.16%
Allowance for loan losses	$ 31,121	$ 31,359
Allowance for loan losses to non-accrual loans	167.57%	697.80%
Allowance for loan losses to gross loans	0.99%	1.11%

Capital
Stockholders' equity to assets ratio	8.66%	9.34%
Core capital ratio*	8.17%	8.63%
Risk-based capital ratio*	11.85%	12.87%
Shares outstanding at end of period	11,769,788	13,058,784
Book value per share outstanding	$ 23.21	$ 21.75
Tangible book value per share outstanding (2)	$ 23.10	$ 21.66

Loan and Deposit Balances
Construction loans (3)	$ 543,085	$ 423,406
Commercial business loans	$ 149,232	$ 155,589
Commercial real estate loans	$ 396,765	$ 309,335
Consumer loans	$ 160,673	$ 158,475
1-4 mortgage loans	$ 1,403,279	$ 1,402,871
Core deposits	$ 1,403,739	$ 1,084,429
C.D.'s	$ 922,369	$ 1,084,535

(1)	Non-performing assets consist of non-accrual loans and real estate acquired through foreclosure.
(2) Stated book value minus goodwill.
(3)	Net of undisbursed balances of $405,908 and $288,231 at March 31, 2003, and March 31, 2002, respectively.

* PFF Bank & Trust